Exhibit 10.47

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is made and entered into as of the 18th day of December, 2017, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and CYTOKINETICS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant (as successor in interest to MetaXen, LLC and Exelixis, Inc.) entered into that certain Build to Suit Lease dated May 27, 1997 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 13, 1998 (the "First Amendment"), that certain Second Amendment to Lease dated July 11, 1999 (the "Second Amendment"), that certain Third Amendment to Lease dated December 10, 2010 (the "Third Amendment"), and that certain Fourth Amendment to Build to Suit Lease dated March 1, 2016 (the "Fourth Amendment") (the Original Lease as so amended shall be collectively referred to herein as the "Lease"), whereby Tenant leases approximately 81,587 rentable square feet of space (the "Premises") consisting of (i) 50,195 rentable square feet of space comprised of the entire 2-story building (the "280 Building") located at 280 East Grand Avenue, South San Francisco, California  94080, which Building is located in that certain office project currently known as "Britannia Pointe Grand Business Park" (the "Center"), and (ii) 31,392 rentable square feet of space in the building located at 256 East Grand Avenue, South San Francisco, California (the "256 Building") located in the Center.

B.

Landlord and Tenant desire (i) to extend the term of the Lease, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.

2.Term.

2.1.Second Extended Term. Landlord and Tenant acknowledge that Tenant's lease of the Premises is scheduled to expire on June 30, 2018, pursuant to the terms of the Lease.  Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Premises is hereby extended and shall expire on June 30, 2021, unless sooner terminated as provided in the

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Lease, as hereby amended.  The period of time commencing July 1, 2018 and terminating on June 30, 2021, shall be referred to herein as the "Second Extended Term."

2.2.No Further Right to Extend Term.  Landlord and Tenant acknowledge and agree that the Second Extended Term provided herein shall be deemed to represent Tenant's option to extend the Term as provided in Section 3.2 of the Third Amendment, and therefore, effective as of the date of this Fifth Amendment, Section 3.2 of the Third Amendment shall be terminated and of no further force or effect.

3.Minimum Rental.

3.1.Minimum Rental During Second Extended Term.  Notwithstanding anything to the contrary in the Lease as hereby amended, prior to July 1, 2018, Tenant shall continue to pay minimum rental for the Premises in accordance with the terms of the Lease, subject to the terms of Section 4.2 below.  Commencing on July 1, 2018, and continuing throughout the Second Extended Term, Tenant shall pay to Landlord monthly installments of minimum rental for the Premises as follows:

Period During Second Extended Term	Annual Minimum Rental	Monthly Minimum Rental	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2018 – June 30, 2019	$4,601,506.80	$383,458.90	$4.70
July 1, 2019 – June 30, 2020	$4,762,559.54	$396,879.96	$4.86
July 1, 2020 – June 30, 2021	$4,929,249.12	$410,770.76	$5.03

3.2.Abated Minimum Rental.  Provided that Tenant is not then in default of the Lease (as hereby amended), then during the month of December 2017 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any minimum rental otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”).  Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $248,024.48.  Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Fifth Amendment, and for agreeing to pay the minimum rental and performing the terms and conditions otherwise required under the Lease (as hereby amended).

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4.Tenant's Operating Costs Share of Operating Expenses.  Notwithstanding any contrary provision contained in the Lease, as hereby amended, Tenant shall continue to pay Tenant's Operating Costs Share of Operating Expenses in connection with the Premises in accordance with the terms of the Lease both prior to and during the Second Extended Term.

5.Improvements.  Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, "as-is" condition.  Notwithstanding the foregoing, with respect to the Premises Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to $200,000.00 for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Premises (the “Tenant Improvements”).  The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements.  The Tenant Improvements shall be constructed in accordance with the terms and conditions of Section 9 of the Original Lease, except that Tenant may use non-union labor in connection with the Tenant Improvements.  In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to December 31, 2019, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements.  No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

6.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than Kidder Mathews and CBRE, Inc. (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers.  The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

7.Right of First Offer.  Tenant hereby rescinds its exercise of the right to lease that certain space consisting of approximately 9,530 square feet of space commonly known as Suite 26 in the building located at 250 East Grand Avenue, South San Francisco, California which was exercised pursuant to Tenant’s execution of that certain notice dated November 6, 2017.  In connection therewith, Tenant hereby acknowledges that Tenant has therefore declined to lease that certain space consisting of approximately 9,530 square feet of space commonly known as Suite 26 in the building located at 250 East Grand Avenue, South San Francisco, California and accordingly pursuant to the terms of Section 7.2 of the Third Amendment, Landlord shall be free to lease such space to anyone to whom Landlord desires on the same terms as was specified in that certain notice

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dated November 6, 2017.  Further, Landlord and Tenant hereby acknowledge and agree that the First Offer Right set forth in Section 7 of the Third Amendment shall continue to apply during the Second Extended Term, specifically including with respect to any particular First Offer Space which Tenant has been offered and has rejected (or is deemed to have rejected), it being understood that the same shall not relieve Landlord of its obligation to again offer any First Offer Space to Tenant at any time that the First Offer Space subsequently becomes available.

8.California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Center, the 256 Building, the 280 Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the applicable building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as additional rental, for the cost to Landlord of performing such repairs.

9.No Further Modification.  Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

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IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

"LANDLORD"	BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership
By: /s/ Scott Bohn Name: Scott Bohn Its: Vice President
"TENANT"	CYTOKINETICS, INC., a Delaware corporation By: /s/ Ching Jaw Name: Ching Jaw Its: Chief Financial Officer

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